February 23, 2016
Media Contact:  Sonya Headen  (702) 364-3411
Shareholder Contact:  Ken Kenny  (702) 876-7117
FOR IMMEDIATE RELEASE

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND
AND DECLARES SECOND QUARTER 2016 DIVIDEND

LAS VEGAS, NEV. – The Board of Directors for Southwest Gas Corporation (NYSE:  SWX) has increased the quarterly common stock dividend from $0.405 per share to $0.45 per share and has declared the following second quarter cash dividend:
Common Stock

Payable	June 1, 2016
Of Record	May 16, 2016
Dividend	$0.45 per share

The dividend equates to $1.80 per share, an 18 cent or 11 percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956, and has raised its dividend in each of the past nine years.  President and Chief Executive Officer John Hester noted, “We are pleased with the consistency and stability of our revenues, cash flows, and capital structure.  These factors, combined with the Company’s strong operating performance, have positioned us to again increase the dividend.  Dividend increases are necessary to facilitate competitive and reasonable returns for our shareholders.  When setting the dividend rate, the Board’s policy is to target a dvidend payout ratio that allows the Company to maintain its credit ratings and effectively fund its rate base growth and is consistent with the local distribution company peer group average.  The timing and amount of any increases will be based upon the Board’s continual review of our dividend rate in the

– more –

context of the performance of the Company’s two operating segments and their future growth prospects.

About Southwest Gas
Southwest Gas Corporation provides natural gas service to more than 1.9 million customers in Arizona, Nevada, and California.  For more information about Southwest Gas, please visit www.swgas.com.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, future operating results, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

# # #

– end –